DT Industries, Inc.
                                                          1949 E. Sunshine
                                                          Suite 2-300
                                                          Springfield, MO  65804
                                                          Nasdaq:  DTII


At the Company:                          At The Financial Relations Board:
Bruce P. Erdel                           Karl Plath              Bill Schmidle
Vice President, Finance                  General Information     Analyst Contact
417/890-0102                             312/640-6738            312/640-6753


FOR IMMEDIATE RELEASE



              DT INDUSTRIES REPORTS 2ND-QTR DILUTED EPS OF 11 CENTS


     SPRINGFIELD, Mo., February 10, 1999--DT Industries, Inc. (Nasdaq: DTII) today reported second-quarter net income of $1.1 million, or 11 cents per share on a diluted basis, compared with $8.2 million, or 66 cents per diluted share, a year earlier.

     Net sales for the quarter ended December 27, 1998, were $111.6 million compared with $132.4 million for the prior-year quarter. With $95.6 million in second-quarter orders, backlog totaled $190.2 million, compared with $257.1 million the prior year.

     For the six months ended December 27, 1998, net income was $4.9 million, or 47 cents per diluted share, compared with $13.6 million, or $1.10 per diluted share, a year earlier. The prior-year six-month figures include an extraordinary loss on debt refinancing, net of tax benefits, of $1.2 million, or 9 cents per diluted share.


CONTINUED ORDER SOFTNESS AFFECTS RESULTS

     "As we have been reporting over the past six months--and, most recently, a month ago--we continue to be adversely affected by soft order activity," said Stephen J. Gore, president and chief executive officer. "There have been delays in anticipated orders from several significant Automation Group customers, and deliveries on some projects in the September backlog were rescheduled by our customers, which affected second-quarter revenue recognition. Further, we have not seen any measurable improvement in order activity through January.

                                     -more-

     "Our customers continue to tell us these delays are the result of product development issues that are expected to be resolved in the near future," Gore said. "However, given the delays experienced in recent months, it is difficult to forecast when these orders will actually be placed. We remain hopeful, however, that the order rate will improve as the quarter progresses."


QUOTING ACTIVITY STRONG

     "Part of the reason for our guarded optimism lies in the high number and dollar value of opportunities we are pursuing in several industries, including automotive, tire, consumer products, heavy equipment, appliances and electronics," Gore said.


AUTOMATION GROUP SALES DIMINISH

     During the second quarter, the Automation Group reported net sales of $73.9 million, down from $92.7 million a year earlier. A principal reason for the shortfall was decreased sales at Mid-West Automation, where sales to a significant electronics customer were down substantially from a year earlier. Sales of assembly machinery also were reported lower in other core markets, including automotive, appliance and heavy equipment. These were offset in part by increased sales to the tire industry.

     The Packaging Group reported a slight increase in sales, to $29.1 million from $28.1 million, attributable to the August 1998 acquisition of Scheu & Kniss Inc. Excluding the effects of that acquisition, sales in the Packaging Group were down slightly from the year-earlier period. The decrease was attributable to significantly lower sales in the Plastics division, substantially offset by increased sales of other packaging machinery equipment, primarily in tablet packaging systems and integrated lines.


MARGINS AFFECTED

     "Gross margins in the quarter were adversely affected by cost overruns and lower manufacturing efficiencies due to volume at certain Automation Group facilities and the Plastics division," Gore said. "We are likely to see some carryover effect of lower margins in the third quarter but anticipate that action plans being implemented at the facilities where these issues have arisen will result in improving margins in the coming quarters."

     Gore noted that the recently restructured management team at the Plastics division of DT's Packaging Group has begun implementing stringent project management procedures to improve efficiency and reverse cost overruns that had beset that operation in recent months.

                                     -more-

MARKETING, R&D EFFORTS STEPPED UP

     Operating income for both the quarter and the six-month period was affected by an increase in selling, general and administrative expenses, reflecting increased selling and marketing expenses and a higher level of research and development costs.

     "Although these expenditures have an adverse affect on short-term results, we consider them a solid investment in the future of DT Industries," Gore said. "Our goal is to accelerate our penetration into faster-growing markets and to develop product enhancements that will position us for solid growth in the future."


PROMISING LONGER-TERM OUTLOOK

     "While we have suffered some recent setbacks with delayed orders, softness in some markets and cost overruns, we remain optimistic over DT Industries' long-term growth potential," Gore said. "We believe our proactive approach toward operational issues and our investment in marketing and R&D efforts will pay dividends as we move into the next millennium. Shorter term, we are encouraged by the strong quoting activity and significant opportunities over the next two quarters.

     "Our long-term vision is unchanged: diversify end-user markets, pursue strategically advantageous acquisitions and forge additional strategic alliances with Fortune 500 companies."

     DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

     Certain statements included herein that are not historical, particularly statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.


                          Financial tables follow....


          For further information on DT Industries by fax, at no cost, dial 1-800- PRO-INFO and use ticker symbol "DTII."

                              DT INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in thousands except per share data)

                                                        Three Months Ended                   Six Months Ended
                                                  December 27,      December 28,      December 27,      December 28,
                                                      1998              1997              1998              1997
                                                  ------------      ------------      ------------      ------------
Net sales                                          $  111,627        $  132,431        $  224,534        $  248,195

  Cost of sales                                        86,052            96,454           170,734           181,310
                                                  ------------      ------------      ------------      ------------
Gross profit                                           25,575            35,977            53,800            66,885

  Selling, general and
    administrative expenses                            20,524            19,129            39,305            36,218
                                                  ------------      ------------      ------------      ------------
Operating income                                        5,051            16,848            14,495            30,667

  Interest expense, net                                 2,023             1,882             4,059             3,556

  Dividends on company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary
  DT Capital Trust holding solely
  convertible junior subordinated
  debentures of the Company, at
  7.16% per annum                                       1,253             1,253             2,506             2,506
                                                  ------------      ------------      ------------      ------------
Income before provision for income
  taxes and extraordinary loss                          1,775            13,713             7,930            24,605

  Provision for income taxes                              683             5,485             3,053             9,842
                                                  ------------      ------------      ------------      ------------
Income before extraordinary loss                        1,092             8,228             4,877            14,763

  Extradordinary loss on debt
    refinancing less applicable
    income tax benefits of $800                           ---               ---               ---             1,200
                                                  ------------      ------------      ------------      ------------
Net Income                                         $    1,092        $    8,228        $    4,877        $   13,563
                                                  ============      ============      ============      ============
Basic earnings per common share:

  Income before extraordinary loss                 $     0.11        $     0.73        $     0.48        $     1.31

  Extraordinary loss                                      ---               ---               ---              0.11
                                                  ------------      ------------      ------------      ------------
  Net income                                       $     0.11        $     0.73        $     0.48        $     1.20
                                                  ============      ============      ============      ============
Diluted earnings per common share:

  Income before extraordinary loss                 $     0.11        $     0.66        $     0.47        $     1.19

  Extraordinary loss                                      ---               ---               ---              0.09
                                                  ------------      ------------      ------------      ------------
  Net income                                       $     0.11        $     0.66        $     0.47        $     1.10
                                                  ============      ============      ============      ============
Weighted average common shares outstanding:

  Basic                                            10,066,888        11,322,312        10,191,387        11,312,088

  Diluted                                          10,190,146        13,650,807        10,354,495        13,652,272


                                     -more-

                              DT Industries, Inc.
                          Consolidated Balance Sheets
                 (Dollars in thousands, except per share data)


                                                  December 27,        June 28,
                                                      1998              1998
                                                  (Unaudited)
                                                  ------------     ------------
Assets
  Current assets:
    Cash and cash equivalents                      $    8,418       $    6,915
    Accounts receivable, net                           66,180           75,634
    Costs and estimated earnings
      in excess of amounts billed
      on uncompleted contracts                         74,558           66,910
    Inventories, net                                   55,576           48,755
    Prepaid expenses and other                         10,563            8,931
                                                  ------------     ------------
      Total current assets                            215,295          207,145
    Property, plant and equipment, net                 75,599           69,183
    Goodwill, net                                     180,059          177,578
    Other assets, net                                   8,873            6,096
                                                  ------------     ------------
                                                   $  479,826       $  460,002
                                                  ============     ============

Liabilities and Stockholders' Equity
  Current liabilities:
    Current portion of long-term debt              $      321       $       55
    Accounts payable                                   29,768           33,627
    Customer advances                                  22,492           21,791
    Accrued liabilities                                34,373           43,232
                                                  ------------     ------------
      Total current liabilities                        86,954           98,705
                                                  ------------     ------------
  Long-term debt                                      125,393           89,956
  Deferred income taxes                                 8,750            7,827
  Other long-term liabilities                           3,560            3,455
                                                  ------------     ------------
      Total long-term obligations                     137,703          101,238
                                                  ------------     ------------

  Company-obligated, mandatorily redeemable
    convertible preferred securities of
    subsidiary DT Capital Trust holding
    solely convertible subordinated
    debentures of the Company                          70,000           70,000
                                                  ------------     ------------

  Stockholders' equity:
    Preferred stock, $0.01 par value;
      1,500,000 shares authorized;
      no shares issued and outstanding
    Common stock, $0.01 par value;
      100,000,000 shares authorized;
      10,108,137 and 10,502,762 shares
      outstandingat December 27, 1998
      and June 28, 1998, respectively                     113              113
    Additional paid-in capital                        133,348          134,608
    Retained earnings                                  85,028           80,561
    Cumulative translation adjustment                  (2,542)            (778)
    Less-
      Treasury stock (1,267,625 and
        873,000 shares at December 27,
        1998 and June 28, 1998,
        respectively) at cost                         (30,778)         (24,445)
                                                  ------------     ------------
      Total stockholders' equity                      185,169          190,059
                                                  ------------     ------------
                                                   $  479,826       $  460,002
                                                  ============     ============

                                      -30-